Exhibit 3.1

STATEMENT OF RESOLUTION ESTABLISHING SERIES
OF
 SERIES G PREFERRED STOCK
OF
 MIDLAND STATES BANCORP, INC.

Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, the undersigned corporation made the following statement:

ARTICLE 1

The name of the corporation is Midland States Bancorp, Inc. (the “Company”).

ARTICLE 2

That pursuant to the authority vested in the board of directors of the Company (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Company (the “Articles”), the Board on January 26, 2017, adopted the following resolution creating a series of 209 shares of preferred stock designated as “Series G Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles, a series of preferred stock of the Company is hereby created, such series to be known as Series G Preferred Stock, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1.                                      DESIGNATION AND AMOUNT.  The Board has designated 209 shares of the Company’s authorized and unissued preferred stock as “Series G Preferred Stock,” has authorized such shares for issuance (the “Series G Preferred Stock”) and has determined that no further shares of Series G Preferred Stock shall be issued.

2.                                      DIVIDENDS.

(a)                                 The holders of record of the then outstanding shares of Series G Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $60.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing on the first of such date after the issuance of the Series G Preferred Stock, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series G Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series G Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company’s common stock, $0.01 par value (“Common Stock”), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company other than Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H (the “Series H Preferred Stock”) until dividends in the total amount of $60.00 per share on Series G Preferred Stock shall have been paid. Such dividends shall accrue on each share of Series G Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A “business day” shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.

(b)                                 Unless full dividends on Series G Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series H Preferred Stock; and (ii) no shares of Common Stock or other class of preferred stock authorized after the date hereof except the Series H Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series G Preferred Stock.

(c)                                  The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 2(b), purchase or otherwise acquire such shares at such time and such manner.

3.                                      REDEMPTION.

(a)                                 Each issued and outstanding share of Series G Preferred Stock may be redeemed at the option of the holder or his or her estate for cash as set forth below at any time at a price of $1,000 per share, plus any accrued but unpaid dividends thereon whether or not declared, through the Redemption Date, as defined below (collectively, the “Redemption Price”).

(b)                                 Before any holder of shares of Series G Preferred Stock shall be entitled to redeem any such shares for cash, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series G Preferred Stock or Common Stock, with a written notice that he elects to redeem the same and shall state therein the number of shares of Series G Preferred Stock being redeemed for cash and the name or names to whom such payment shall be made. The date the Company receives such surrendered certificates and written notice shall be deemed to be the Redemption Date. Thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

(c)                                  If on the Redemption Date the Redemption Price is paid, then the dividends with respect to the shares of Series G Preferred Stock redeemed shall cease to accrue after the Redemption Date.

(d)                                 Notwithstanding anything contained in this Section 3 to the contrary, the Company shall not be obligated to redeem for cash any shares of Series G Preferred Stock if such redemption would cause the Company to be in violation of any statute, rule, order, regulation or agreement to which the Company is a party relating to minimum capital requirements. The Company shall use its best efforts promptly to remedy any such violation if the same has the effect of preventing the redemption of any shares of Series G Preferred Stock, and shall promptly complete the redemption of shares after such violation has been cured.

4.                                      VOTING RIGHTS.

(a)                                 The holders of each share of Series G Preferred Stock shall not be entitled to vote, except: (i) as required by law; and (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series G Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company.

(b)                                 Notwithstanding anything contained herein to the contrary, the holders of Series G Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company’s articles of incorporation or bylaws) of the voting rights provided in this Section for the Series G Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series G Preferred Stock.

5.                                      LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series G Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series G Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series H Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series G Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 5, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series G Preferred Stock and Series H Preferred Stock. After the payment to the holders of the shares of Series G Preferred Stock of the full amounts provided for in this Section 5, the holders of shares of Series G Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said issue of Series G Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the articles of incorporation, as amended, of the Company pursuant to the provisions of the Illinois Business Corporation Act.